Exhibit 99.2

LAPOLLA COMPLIANCE PLAN ACCEPTED BY AMEX

HOUSTON, TX –– (MARKET WIRE) –– July 12, 2007 –– LaPolla Industries, Inc. (“LaPolla”) (AMEX: LPA – News), announced today that the American Stock Exchange (“Amex” or “Exchange”) accepted LaPolla’s plan of compliance (“Plan”).

On July 10, 2007, the Exchange notified LaPolla that it accepted LaPolla’s Plan and granted LaPolla an extension until October 22, 2007 to regain compliance with the continued listing standards. As previously reported, LaPolla received notice on April 20, 2007 from the Amex Staff indicating that it is below certain of the Exchange’s continued listing standards due to stockholders’ equity of less than $4 Million and losses from continuing operations and/or net losses in three out of its four most recent fiscal years; and stockholders’ equity of less than $6 Million and losses from continuing operations and/or net losses in its five most recent fiscal years, as set forth in Sections 1003(a)(ii) and (iii) of the Amex Company Guide. LaPolla was afforded the opportunity to submit a plan of compliance to the Exchange and on May 21, 2007 presented its plan to the Exchange. LaPolla will be subject to periodic review by the Amex Staff during the extension period. Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the extension period could result in LaPolla being delisted from the Exchange.

Michael T. Adams, CGO of LaPolla stated, "We submitted our Plan for the Exchange's consideration. The Amex Staff completed its review of our Plan and notified us that it makes a reasonable demonstration of an ability to regain compliance with the continued listing standards by October 22, 2007. We are pleased with the Amex Staff’s decision and look forward to regaining compliance in accordance with our Plan.”

About LaPolla Industries, Inc.

LaPolla Industries, Inc. is a national manufacturer and distributor of foam and coating products targeting commercial and industrial applications in the roofing and construction industries.

Forward-Looking Statements

Statements made in this press release that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21 of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and express the Company’s opinions about trends and factors which may impact future operating results. Any such forward-looking statements should be considered in context with the various disclosures made by the Company about its businesses including, without limitation, the risk factors described in its periodic reports filed with the SEC. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.  For further information regarding risks, uncertainties, and other factors associated with LaPolla’s business, please refer to LaPolla’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of LaPolla’s press releases and additional information about LaPolla is available on the World Wide Web at www.lapollaindustries.com.

Company Contacts:
Douglas J. Kramer, CEO
Timothy J. Novak, CFO
Michael T. Adams, CGO
(281) 219-4700 (t)
(281) 219-4701 (f)